Exhibit 10.16

FACTORING AND SECURITY AGREEMENT

THIS FACTORING AND SECURITY AGREEMENT is made as of February   29  , 2012 by and between CCS Environmental Worldwide Inc., a Delaware Corporation, CSS Environmental Services Inc., a Delaware Corporation, Commonwealth Contracting Services LLC, a Massachusetts limited liability company, and CCS Special Projects LLC, a Massachusetts limited liability company (each a "Seller") and Midland American Capital Corporation, a Nevada corporation ("Purchaser").

1. Definitions and Index to Definitions. The following terms used herein shall have the following meaning. All capitalized terms not herein defined shall have the meaning set forth in the UCC:

1.1. "Acceptable Forums" — See Section 31.1. hereof.

1.2. "Active Account Debtor" — An Account Debtor of a Seller which owes a Purchased Account to Purchaser.

1.3. "Advance Rate" — 75%.

1.4. "Avoidance Claim" — Any claim that any payment received by Purchaser is avoidable under the Bankruptcy Code or any other debtor relief statute.

1.5. "Base Fees" — The Initial Fee and the Factoring Fee. 1.6. "Chosen State — New York.

1.7. "Clearance Days" — Two business days for checks drawn on banks located within the Chosen State and for electronic funds transfers, and three business days for all other payments.

1.8. "Closed" — A Purchased Account is closed upon receipt of full payment by Purchaser from a Payor or from the a Seller (including its being charged to that Seller's Reserve Account).

1.9. "Collateral"- All of each Seller's now owned and hereafter acquired Accounts, Chattel Paper, Inventory, Equipment, Instruments, Investment Property, Documents, Letter of Credit Rights, Commercial Tort Claims, and General Intangibles.

1.10. "Complete Termination" — Complete Termination occurs upon satisfaction of the following conditions:

1.10.1. Payment in full of all Obligations of each Seller to Purchaser;

1.10.2. If Purchaser has issued or caused to be issued guarantees, promises, or letters of credit on behalf of one or more Sellers, acknowledgement from any beneficiaries thereof that Purchaser or any other issuer has no outstanding direct or contingent liability therein.

1.10.3. Each Seller has executed and delivered to Purchaser a general release in the form of Exhibit 1.10.3. attached hereto.

1.11. "Early Termination Date" — See Section 21. hereof 1.12. "Early Termination Fee" —None (waived).

1.13. "Eligible Account" — An Account that is acceptable for purchase as determined by Purchaser in the exercise of its reasonable sole credit or business judgment.

1.14. "Events of Default" — See Section 18.3. 1.15. "Expedited Funding Fee" — $35.00.

1.16. "Exposed Payments" — Payments received by Purchaser from or for the account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor's deposit account within ninety days of the commencement of said bankruptcy case.

1.17. "Face Amount" — The face amount due on an Account at the time of purchase, less the Retainage.

1.18. "Factoring Fee" — The Factoring Fee Percentage multiplied by the Face Amount of a Purchased Account, for each Factoring Fee Period or portion thereof, that any portion thereof remains unpaid, computed from the end of the Initial Fee Period to and including the date on which a Purchased Account is Closed.

1.19. "Factoring Fee Percentage" —

1.19.1. 0.717% for Purchased Accounts other than Overadvanced Accounts.

1.19.2. 0.734% for Overadvanced Accounts.

1.20. "Factoring Fee Period" — 10 days.

1.21. "Initial Fee" —

1.21.1. 2.15% of the Face Amount for Purchased Accounts other than Overadvanced Accounts.

1.21.2. 2.65% of the Face Amount for Overadvanced Accounts. 1.22. "Initial Fee Period" — 30 days from the Purchase Date.

1.23. "Insolvency Date" — The date on which Purchaser has reasonably determined that an Account Debtor has become Insolvent.

1.24. "Insolvent" — An Account Debtor has become Insolvent if it fails to pay a Purchased Account solely as a result of its financial inability to pay. The burden of proof as to the insolvency of an Account Debtor shall rest solely on the Seller that sold such Account to Purchaser, with it being presumed that at all relevant times an Account Debtor is not Insolvent.

1.25. "Invoice" — The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.26. "Late Charge" — 0.25% per day.

1.27. "Late Payment Date" — Seventy-five days from the date on which a Purchased Account was Purchased.

1.28. "Maximum Amount" — $1,750,000.

1.29. "Minimum Advance Amount" — $2,000. 1.30. "Minimum Funding Fee" —$100.

1.31. "Misdirected Payment Fee" — 15% of the amount of any payment (but in no event less than $1,000) on account of a Purchased Account (and, after the occurrence of an Event of Default, payments on accounts of any Account) which has been received by a Seller and not delivered in kind to Purchaser on the next business day following the date of receipt by such Seller, or 30% of the amount of any such payment which has been received by a Seller as a result of any action taken by a Seller to cause such payment to be made to a Seller. For the purposes of this definition Seller shall include a Seller or an affiliate of a Seller.

1.32. "Missing Notation Fee" — 15% of the Face Amount.

1.33. "Obligations" — All present and future obligations owing by any Seller to Purchaser whether arising hereunder or otherwise, and whether arising before, during or after the commencement of any bankruptcy case in which a Seller is a Debtor.

1.34. "Overadvanced Account" — Any Purchased Account for which Purchaser is retaining in the Reserve Account a portion of the Purchase Price that is less than the Reserve Percentage multiplied by the Face Amount of such Purchased Account, at the request of Seller.

1.35. "Parties" — Each Seller and Purchaser.

1.36. "Payor" — An Account Debtor or other obligor on an Account, or entity making payment thereon for the account of such party.

1.37. "Purchase Date" — The date on which a Seller has been advised in writing that Purchaser has agreed to purchase an Account, or if no such advice is given the date on which Purchaser first remits funds to a Seller for such Account.

1.38. "Purchase Price"— The Face Amount of a Purchased Account less the Initial Fee. 1.39. "Purchased Accounts" — Accounts purchased hereunder which have not been Closed.

1.40. "Repurchased" — An Account has been repurchased when the Seller of such Account has paid to Purchaser the then unpaid Face Amount.

1.41. "Repurchased Account" — See Section 7.1.3. hereof

1.42. "Required Reserve Amount" — For each Seller, the Reserve Percentage multiplied by the unpaid balance of Purchased Accounts

1.43. "Reserve Account" — A bookkeeping account on the books of the Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to a Seller, maintained by Purchaser to ensure that Seller's performance with the provisions hereof

1.44. "Reserve Percentage" — 25%.

1.45. "Reserve Shortfall" — The amount by which a Reserve Account is less than the Required Reserve Amount.

1.46. "Retainage" — The amount, if any, that an Account Debtor is permitted to retain on an Account until completion of the work to which the Account relates.

1.47. "Schedule of Accounts" — A form supplied by Purchaser from time to time wherein a Seller lists such of its Accounts as it requests that Purchaser purchase under the -loans of this Agreement.

1.48. "Term" — A one year period, computed from the date hereof

1.49. "Termination Date" — The earlier of (i) the Early Termination Date, or (ii) the end of the last Term which was not followed by an extension or renewal under Section 21. hereof

1.50. "UCC" — The Uniform Commercial Code as adopted in the Chosen State.

2.	Sale; Purchase Price; Billing

2.1. Assignment and Sale.

2.1.1. Each Seller shall offer to sell to Purchaser as absolute owner, with full recourse, such of Seller's Accounts as are listed from time to time on Schedules of Accounts.

2.1.2. Upon purchase, Purchaser will assume the risk of non-payment on Purchased Accounts, so long as (i) the cause of non-payment is solely due to an Account Debtor becoming Insolvent, and (ii) the Account Debtor is not an Affiliate of Seller.

2.1.3. Each Schedule of Accounts shall be accompanied by such documentation regarding the Account, as Purchaser shall from time to time request, and such request may include an acknowledgment of the Account by an Account Debtor or Payor satisfactory to Purchaser.

2.1.4. Purchaser may, but need not purchase from a Seller such Accounts as Purchaser determines to be Eligible Accounts.

2.1.5. Purchaser does not intend to purchase any Account which will cause the unpaid balance of Purchased Accounts to exceed the Maximum Amount.

2.1.6. Purchaser shall pay the Purchase Price, of any Purchased Account, less any amounts due to Purchaser from the Seller of such Account, within one business day of the Purchase Date, whereupon the Accounts shall be deemed purchased hereunder. In the event that Seller requests payment of the Purchase Price on the Purchase Date, Seller shall immediately pay the Expedited Funding Fee to Purchaser.

2.1.7. Notwithstanding anything to the contrary contained herein, Purchaser shall not make any payment to Seller in an amount less than the Minimum Advance Amount, except upon the request of Seller, whereupon Seller shall pay the Minimum Funding Fee to Purchaser.

2.2. Buffing. Purchaser may send a monthly statement to all Payors itemizing their account activity during the preceding billing period. All Payors will be instructed to make payments to Purchaser.

3.	Reserve Account.

3.1. Each Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

3.2. Purchaser shall, from time to time, pay to each Seller any amount by which that Seller's Reserve Account exceeds its Required Reserve Amount, but in no event less frequently than weekly, except upon termination of this Agreement or upon the occurrence of any Event of Default, whether or not cured or waived, in which case the frequency of paying to a Seller the difference between the Reserve Account and the Required Reserve Amount shall be at the discretion of Purchase.

3.3. Purchaser may charge the Reserve Account of any Seller with any Obligation due from any Seller.

3.4. Purchaser may pay any amounts due a Seller hereunder by a credit to that Seller's Reserve Account.

3.5. On the Insolvency Date, Purchaser shall credit the Reserve Account with the unpaid Purchase Price of a Purchased Account (other than a Repurchased Account) owed by an Insolvent Account Debtor.

3.6. Purchaser shall purchase any Repurchased Account on the Insolvency Date from the Seller that Repurchased such Account.

3.7. Purchaser may retain the Reserve Account until Complete Termination.

4.	Exposed Payments.

4.1. Upon termination of this Agreement each Seller shall pay to Purchaser (or Purchaser may retain), to hold in a non-segregated non-interest bearing account the amount of all Exposed Payments (the "Preference Reserve").

4.2. Purchaser may charge the Preference Reserve with the amount of any Exposed Payments that Purchaser pays to the bankruptcy estate of the Payor that made the Exposed Payment, on account of a claim asserted under Section 547 of the Bankruptcy Code.

4.3. Purchaser shall refund to the applicable Seller from time to time that balance of the Preference Reserve for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.

5. Authorization for Purchases.

5.1. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of a Seller.

6.	Fees and Expenses. For each Purchased Account purchased hereunder, the Seller of such Purchased Account shall pay to Purchaser:

6.1. Factoring Fee. The Factoring Fee on the date on which such Purchased Account is Closed.

6.2. Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual. It is recognized that the costs imposed upon Purchaser by a Seller's action or inaction resulting in the imposition of this fee are difficult to ascertain, and this fee represents the good faith effort to compensate Purchaser without imposing upon the parties the expensive burden of litigating that cost, and is the agreed liquidated damages with result therefrom.

6.3. Missing Notation Fee. The Missing Notation Fee on any Invoice that is sent by a Seller to a Payor that does not contain the notice as required by Section 13.3. hereof It is recognized that the costs imposed upon Purchaser by a Seller's action or inaction resulting in the imposition of this fee are difficult to ascertain, and this fee represents the good faith effort to compensate Purchaser without imposing upon the parties the expensive burden of litigating that cost, and is the agreed liquidated damages with result therefrom.

6.4. Late Charge. The Late Charge, on demand, on all past due amounts due to Purchaser hereunder.

6.5. Out-of-pocket Expenses. The out-of-pocket expenses directly incurred by Purchaser in the administration of this Agreement such as wire transfer fees, postage and audit fees. No Seller shall be required to pay for more than two audits per twelve-month period. Prior to an Event of Default, the maximum charge per audit shall not exceed $350; after an Event of Default the maximum charge per audit shall not exceed $3750.

7.	Repurchase Of Accounts.

7.1. Purchaser may require that the Seller of a Purchased Account to repurchase such Purchased Account, by payment of the then unpaid Face Amount thereof together with any unpaid fees relating to the Purchased Account on demand as follows:

7.1.1. Notwithstanding Insolvency. Notwithstanding an Account Debtor becoming Insolvent:

(a) Any Purchased Account:

(i) The payment of which has been disputed by the Payor obligated thereon, Purchaser being under no obligation to deteiniine the bona fides of such dispute;

(ii) For which a Seller has breached any warranty as set forth in the Section 15.4.

(b) Purchased Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement.

7.1.2. Absent Insolvency of an Account Debtor. If an Account Debtor has not become Insolvent on or prior to the Late Payment Date, any Purchased Account which remains unpaid beyond the Late Payment Date ("Repurchased Account").

7.1.3. Purchase of Repurchased Account. Purchaser shall purchase any Repurchased Account from the applicable Seller on the Insolvency Date.

8.	Security Interest.

8.1. As collateral securing the Obligations, each Seller grants to Purchaser a continuing first priority security interest in the Collateral.

8.2. Notwithstanding the creation of this security interest, the relationship of the parties shall be that of Purchaser and Sellers of accounts, and not that of lender and borrower.

9.	Clearance Days.

9.1. For all purposes under this Agreement, Clearance Days will be added to the date on which Purchaser receives any payment.

10.	Authorization to Purchaser.

10.1. Each Seller irrevocably authorizes Purchaser to exercise at any time any of the following powers until all of the Obligations have been paid in full:

10.1.1. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or any Seller, the proceeds of any Collateral;

10.1.2. Take or bring, in the name of Purchaser or any Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon Purchaser's Accounts;

10.1.3. With respect to any of the following established or issued for the benefit of any Seller, either individually or as a member of a class or group, file any claim under (i) any bond or (ii) under any trust fund.

10.1.4. Pay any sums necessary to discharge any lien or encumbrance which is senior to Purchaser's security interest in any assets of any Seller, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be due and payable;

10.1.5. File in the name of any Seller or Purchaser or both:

(a) Mechanics lien or related notices, or

(b) Claims under any payment bond, in connection with goods or services sold by any Seller in connection with the improvement of realty;

10.1.6. Notify any Payor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by a Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser;

10.1.7. Communicate directly with any Seller's Payors to verify the amount and validity of any Account created by any Seller.

10.1.8. After an Event of Default:

(a) Change the address for delivery of mail to Purchaser and to receive and open mail addressed to any Seller;

(b) Extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to any Seller by such Account Debtor), without affecting any of the Obligations;

10.1.9. File any initial financing statements and amendments thereto that:

(a) Indicate the collateral as all assets of each Seller or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail;

(b) Contain any other infoimation required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether a Seller is an organization, the type of organization, and any organization identification number issued to the Seller and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates; and

(c) Contain a notification that a Seller has granted a negative pledge to the Purchaser, and that any subsequent lienor may be tortuously interfering with Purchaser's rights;

10.1.10. Advise third parties that any notification of a Seller's Account Debtors will interfere with Purchaser's collection rights.

10.1.11. File any Correction Statement in the name of any Seller under Section 9-518 of the UCC that Purchaser reasonably deems necessary to preserve its rights hereunder.

10.2. Each Seller authorizes Purchaser to accept, endorse and deposit on its behalf any checks tendered by an Account Debtor "in full payment" of its obligation to such Seller. No Seller shall assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of a Seller's claims, under Section 3-311 of the UCC, or otherwise.

12.	ACH Authorization.

11.1. In order to satisfy any of the Obligations, each Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by any Seller.

12.	Guaranties.

12.1. The Sellers shall cause the Obligations to be continuously guaranteed by Urban AG. Corp., a Delaware corporation, and such guarantee shall be evidenced by a writing satisfactory to Purchaser.

12.2. The Sellers shall cause Obligations to be continuously supported by a letter of credit in an amount of $1,000,000 issued by a financial institution acceptable to Purchaser, and such letter of credit shall be in form and substance satisfactory to Purchaser.

12.3. Each Seller shall continuously guarantee the perfoimance hereunder of all other Sellers. Such guarantee shall be evidenced by a writing satisfactory to Purchaser.

13.	Covenants By Sellers.

13.1. After written notice by Purchaser to any Seller, and automatically, without notice, after an Event of Default, no Seller shall not (a) grant any extension of time for payment of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

13.2. From time to time as requested by Purchaser, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including any Seller's books and records, and each Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request, and the Sellers shall pay all of Purchaser's expenses relating thereto. Without expense to Purchaser, Purchaser may use any of any Seller's personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate. Each Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser at all fmancial information, books and records, work papers, management reports and other information in their possession relating to a Seller, and to charge any Seller any expenses relating thereto.

13.3. Before sending any Invoice to an Account Debtor, each Seller shall mark same with such notice of assignment as Purchaser may require.

13.4. Each Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

13.5. No Seller shall not create, incur, assume or permit to exist any lien upon or with respect to any assets in which Purchaser now or hereafter holds a security interest.

13.6. Notwithstanding a Seller's obligation to pay the Misdirected Payment Fee, each Seller shall pay to Purchaser on the next banking day following the date of receipt by the Seller the amount of:

13.6.1. Any payment on account of a Purchased Account.

13.6.2. After the occurrence of an Event of Default, any payment on account of any Account.

13.7. Avoidance Claims.

13.7.1. Each Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claim other than such claims that relate to Purchased Accounts that are owed by an Account Debtor which was Insolvent at the time the subject payment was received by Purchaser, and shall pay to Purchaser on demand the amount thereof.

13.7.2. Each Seller shall notify Purchaser within two business days of it becoming aware of the assertion of an Avoidance Claim.

13.7.3. This provision shall survive termination of this Agreement.

14.	Account Disputes.

14.1. Each Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all disputes concerning any Purchased Account, at such Seller's sole cost and expense. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, "Resolve") the dispute upon such teims, as Purchaser in its sole discretion deem advisable, for such Seller's account and risk and at such Seller's sole expense. Upon the occurrence of an Event of Default Purchaser may Resolve such issues with respect to any Account of any Seller.

15. Representation and Warranties. Each Seller represents and warrants that: 15.1. It is fully authorized to enter into this Agreement and to perform hereunder; 15.2. This Agreement constitutes its legal, valid and binding obligation; and 15.3. it is solvent and in good standing in the jurisdiction of its organization. 15.4. The Purchased Accounts are and will remain:

15.4.1. Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller's business;

15.4.2. To the best of Seller's knowledge, unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation, other than Accounts owed by an Account Debtor which was Insolvent.

15.4.3. Not sales to any entity that is affiliated with Seller or in any way not an "arms length" transaction.

15.5. No Seller has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the fmancial condition of any applicable Account Debtor regarding Purchased Accounts.

16.	Indemnification.

16.1. Each Seller agrees to indemnify Purchaser against and save Purchaser hannless from any and all manner of suits, claims, liabilities, demands and expenses (including reasonable attorneys' fees and collection costs) resulting from or arising out of this Agreement, and resulting from or arising out of acts or omissions by any Seller or any Account Debtor, whether directly or indirectly, including the transactions or relationships contemplated hereby (including the enforcement of this Agreement), and any failure by any Seller to perform or observe its obligations under this Agreement.

17.	Disclaimer of Liability.

17.1. In no event will Purchaser be liable to any Seller for any lost profits, lost savings or other consequential, incidental or special damages resulting from or arising out of or in connection with this agreement, the transactions or relationships contemplated hereby or purchaser's performance or failure to perform hereunder, even if purchaser has been advised of the possibility of such damages.

18.	Default.

18.1. Events of Default. The following events will constitute an Event of Default hereunder: (a) any Seller defaults in the payment of any Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false in any way, howsoever minor, (b) any Seller or any guarantor of the Obligations becomes subject to any debtor-relief proceedings, (c) any such guarantor fails to perfoim or observe any of such Guarantor's obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, teiminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, and (d) Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations.

18.2. Waiver of Notice. PURCHASER'S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY "DEFAULT" OR "PAST DUE" RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO.

18.3. Effect of Default.

18.3.1. Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately teiininate this Agreement, at which time all Obligations shall immediately become due and payable without notice.

18.3.2. The Late Charge shall accrue and is payable on demand on any Obligation not paid when due.

19.	Account Stated.

19.1. Purchaser shall render to each Seller a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon each Seller as an account stated, except to the extent that Purchaser receives, within sixty days after the mailing of such statement, written notice from one or more Sellers of any specific exceptions to that statement, and then it shall be binding against each Seller as to any items which has not objected.

20.	Amendment and Waiver.

20.1. Only a writing signed by all parties hereto may amend this Agreement. No failure or delay in exercising any right hereunder shall impair any such right that Purchaser may have, nor shall any waiver by Purchaser hereunder be deemed a waiver of any default or breach subsequently occurring. Purchaser's rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

21.	Termination; Effective Date.

21.1. This Agreement will be effective on the date it is signed by the Parties, shall continue for the Term, and shall be automatically extended for successive Terms unless each Seller shall provide written notice to Purchaser of Sellers' shared intention to terminate whereupon this Agreement shall terminate on the effective date specified in such notice of termination (such effective date being the "Early Termination Date").

21.2. All Obligations shall be due and payable on the Termination Date.

22.	No Lien Termination without Release.

22.1. In recognition of the Purchaser's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in frill of all Obligations by Sellers, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser's liens on the Collateral unless and until Complete Termination has occurred. Each Seller understands that this provision constitutes a waiver of its rights under Section 9-513 of the UCC.

23.	Conflict.

23.1. If a conflict exists between the provisions of this Agreement and the provisions of any other agreement, the provisions of this Agreement shall control.

24.	Severability.

24.1. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

25.	Relationship of Parties.

25.1. The relationship of the parties hereto shall be that of Seller and Purchaser of Accounts, and Purchaser shall not be a fiduciary of any Seller, although a Seller may be a fiduciary of the Purchaser.

26.	Attorneys' Fees. Each Seller agrees to reimburse Purchaser on demand for:

26.1. The actual amount of all costs and expenses, including attorneys' fees, which Purchaser has incurred or may incur in:

26.1.1. Negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith, including the documents referred to in Section 12. hereof;

26.1.2. Connection with any dispute with Purchaser, an Account Debtor a person guaranteeing this Agreement or any of their respective agents, representatives, subcontractors, employees or officers;

26.1.3. Protecting, preserving or enforcing any lien, security or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims or the defense of Purchaser's lien priority;

26.2. The actual costs, including photocopying (which, if performed by Purchaser's employees, shall be at the rate of $.10/page), travel, and attorneys' fees and expenses incurred in complying with any subpoena or other legal process in any way relating to a Seller. This provision shall survive termination of this Agreement.

26.3. The actual amount of all costs and expenses, including attorneys' fees, which Purchaser may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against any Seller, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of any Seller's plan there under.

27.	Joint and Several Obligation.

27.1. Each Seller is directly, jointly, and severally with all other Sellers liable to Purchaser for the Obligations.

28.	Entire Agreement.

28.1. No promises of any kind have been made by Purchaser or any third party to induce any Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

29.	Choice of Law.

29.1. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

30.	Jury Trial Waiver.

30.1. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

31.	Venue; Jurisdiction.

31.1. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Purchaser so elects, be instituted in any court sitting in the Chosen State, in the city in which Purchaser's chief executive office is located, or if none, any court sitting in the Chosen State (the "Acceptable Forums"). Each Seller agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated in any other forum, each Seller waives any right to oppose any motion or application made by Purchaser to transfer such proceeding to an Acceptable Forum.

32.	Time of the Essence.

32.1. It is agreed that time is of the essence in all matters herein.

33.	Service of Process.

33.1. Each Seller agrees that Purchaser may effect service of process upon any Seller by regular mail at the address set forth herein or at such other address as may be reflected in the records of Purchaser, or at the option of Purchaser by service upon a Seller's agent for the service of process.

34.	Assignment.

34.1. Purchaser may assign its rights and delegate its duties hereunder. Upon such assignment, each Seller shall be deemed to have attomed to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Purchaser.

35.	Counterparts.

35.1. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

36.	Notice.

36.1. All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of such party, or (iii) actual receipt by such party or an employee or agent of such party. All notices to Purchaser shall be deemed given upon actual receipt by a responsible officer of Purchaser.

36.2. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

ANY SELLER

Address:	203 Spark Street
Brockton, MA 02302
Officer:	Marc Bourassa, President
Email address:	mbourassa@ccsenvironmental.com

PURCHASER

Address:	90 Merrick Avenue
East Meadow, NY 11554
Officer:	Dan Demonte, Vice President
Email address:	dan.demonte@midlandamericancap ital.com

[signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this agreement on the day and year first above written.

SELLERS:

`	CCS Environmental Worldwide Inc.

	By:	/s/ Marc Bourassa
Marc Bourassa
President

`	CCS Environmental Services Inc.

	By:	/s/ Marc Bourassa
Marc Bourassa
President

`	Commonwealth Contracting Services LLC

	By:	/s/ Marc Bourassa
Marc Bourassa
President

`	CCS Special Projects LLC

	By:	/s/ Marc Bourassa
Marc Bourassa
President

PURCHASER:

`	Midland American Capital Corporation

	By:	/s/ Richard Loeffler
Name: Richard Loeffler
President
Title: Executive Vice President

EXHIBIT 1.10.3.

GENERAL RELEASE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the undersigned and each of them (collectively "Releasor") hereby forever releases, discharges and acquits Midland American Capital Corporation

("Releasee"), its parent, directors, shareholders, agents and employees, of and from any and all claims of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore existing, now existing or hereafter arising, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, to the extent that they arise out of or are in way connected to or are related to that certain Factoring and Security Agreement dated February 2 , 2012.

Releasor agrees that the matters released herein are not limited to matters which are known or disclosed, and the Releasor waives any and all rights and benefits which it now has, or in the future may have.

Releasor acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and it acknowledges that this Release has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the Releasee from any such unknown Claims.

Acceptance of this Release shall not be deemed or construed as an admission of liability by any party released.

In the event of any litigation arising out of or related to this Release, the prevailing party shall recover its reasonable attorney's fees and expenses from the unsuccessful party. It shall be presumed (subject to rebuttal only by the introduction of competent evidence to the contrary) that the amount recoverable is the amount billed to the prevailing party by its counsel and that such amount will be reasonable if based on the billing rates charged to the prevailing party by its counsel in similar matters.

Releasor acknowledges that either (a) it has had advice of counsel of its own choosing in negotiations for and the preparation of this release, or (b) it has knowingly determined that such advice is not needed.

DATED: February 29, 2012	CCS Environmental Worldwide Inc.

	By:	/s/ Marc Bourassa
Printed Name: Marc Bourassa
President

`	CCS Environmental Services Inc.

	By:	/s/ Marc Bourassa
Printed Name: Marc Bourassa
President

`	Commonwealth Contracting Services LLC

	By:	/s/ Marc Bourassa
Printed Name: Marc Bourassa
President

`	CCS Special Projects LLC

	By:	/s/ Marc Bourassa
Printed Name: Marc Bourassa
President